Exhibit 16.1

KPMG LLP

Suite 700

20 Pacifica

Irvine, CA 92618-3391

January 11, 2024

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for EMCORE Corporation and subsidiaries (the “Company”) and, under the date of December 27, 2023, we reported on the consolidated financial statements of the Company as of and for the years ended September 30, 2023 and 2022 and the effectiveness of internal control over financial reporting as of September 30, 2023. On January 6, 2024, we were dismissed.

We have read the Company’s statements included under Item 4.01 of its Form 8-K dated January 11, 2024, and we agree with such statements, except that we are not in a position to agree or disagree with the Company’s statements included in Item 4.01(b), Engagement of New Independent Registered Public Accounting Firm.

Very truly yours,

/s/ KPMG LLP

KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with
KPMG International Limited, a private English company limited by guarantee.